Exhibit 99.1

STARTEK Reports First Quarter 2017 Results

- Sixth Consecutive Quarter of Gross Margin Expansion -
- Q1 Net Income up to $1.8 Million with 27% Growth in Adjusted EBITDA* to $5.4 Million -

GREENWOOD VILLAGE, CO - May 10, 2017 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported its first quarter 2017 financial results.

First Quarter 2017 Summary (vs. year-ago quarter where applicable)

•	Total revenue was $77.7 million compared to $78.0 million.

•	Gross profit increased 19% to $10.0 million, with gross margin up 220 basis points to 12.9%.

•	Net income increased significantly to $1.8 million or $0.11 per diluted share, compared to $0.03 million or $0.00 per diluted share.

•	Adjusted EBITDA* increased 27% to $5.4 million.

•	Won $30 million of new business (annual contract value), including three new healthcare clients and several expanded client engagements.

Management Commentary
“Q1 marked our sixth consecutive quarter of year-over-year gross margin expansion,” said Chad Carlson, CEO of STARTEK. “Our persistent focus on winning new business, high-grading revenues and improving operating efficiencies continues to generate meaningful improvements to our bottom line, enabling even greater profitability.

“The STARTEK Advantage System, bolstered by a differentiated customer engagement methodology combined with strong client metric performance, resulted in $30 million of new bookings. Nearly 30% of these new bookings came from the healthcare vertical, which we continue to believe is a significant growth opportunity for STARTEK. The new bookings will flow through our results over the next few quarters. The pipeline has continued to grow and is double what it was a year ago. We expect to carry this momentum through 2017 to deliver sustainable, profitable growth.”

First Quarter 2017 Financial Results
Total revenue in the first quarter was $77.7 million compared to $78.0 million in the year-ago quarter. The decrease was due to $6.8 million of year over year reductions in revenue volume related to the company’s initiative to reduce and eliminate lower-margin business, $1.0 million in lost programs offset by $7.5 million of new business and net growth from existing clients. Removing lower quality business frees up capacity for higher margin revenues.

Gross profit in the first quarter of 2017 increased 19% to $10.0 million compared to $8.4 million in the same period of 2016.

Gross margin in the first quarter increased 220 basis points to 12.9% compared to 10.7% in the year-ago quarter, with the increase attributable to upgraded client contracts, improved operating efficiencies and enhanced capacity utilization.

Selling, general and administrative (SG&A) expenses were $7.9 million in the first quarter of 2017 compared to $7.8 million in the year-ago quarter.

Net income for the quarter increased significantly to $1.8 million or $0.11 per diluted share, compared to $0.03 million or $0.00 per diluted share in the year-ago quarter.

Adjusted EBITDA in the first quarter increased 27% to $5.4 million compared to $4.2 million in the year-ago quarter. The increase was due to new client wins, upgraded contract initiatives and improved operating efficiencies.

Free cash flow in the first quarter increased 36% to $6.1 million compared to $4.5 million in the year-ago period.

At March 31, 2017, the company’s cash position was $1.4 million compared to $1.0 million at December 31, 2016. STARTEK closed the quarter with a $20.7 million balance on its $50 million credit facility compared to $26.0 million outstanding at December 31, 2016.

* A non-GAAP measure defined below

Conference Call and Webcast Details
STARTEK will hold a conference call today at 4:30 p.m. Eastern time to discuss its first quarter 2017 results. Management will host the conference call, followed by a question and answer period.

Date: Wednesday, May 10, 2017
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-844-239-5283
International dial-in number: 1-574-990-1022
Conference ID: 14723256

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://edge.media-server.com/m/p/aaw5is8e and via the investor relations section of the STARTEK website.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through 7:30 p.m. on May 17, 2017.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 14723256

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our clients’ brands. For over 28 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and

IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Liolios
Sean Mansouri or Cody Slach
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	$77,652	$78,035
Cost of services	67,638	69,647
Gross profit	10,014	8,388
Selling, general and administrative expenses	7,882	7,781
Restructuring charges	—	12
Operating income	2,132	595
Interest and other (expense), net	(367)	(439)
Income before income taxes	1,765	156
Income tax (benefit) expense	(28)	125
Net income	$1,793	$31

Net income per common share - basic	0.11	0.00
Weighted average shares outstanding - basic	15,815	15,699
Net income per common share - diluted	0.11	0.00
Weighted average shares outstanding - diluted	16,995	15,956

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,364	$1,039
Trade accounts receivable, net	54,639	60,179
Other current assets	4,038	3,810
Total current assets	60,041	65,028
Property, plant and equipment, net	20,784	23,276
Other assets	18,235	18,504
Total assets	$99,060	$106,808
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$24,031	$54,364
Other liabilities	27,732	7,700
Total liabilities	51,763	62,064
Total stockholders’ equity	47,297	44,744
Total liabilities and stockholders' equity	$99,060	$106,808

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net income	$1,793	$31
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,962	3,230
Share-based compensation expense	229	489
Changes in operating assets & liabilities and other, net	$2,199	$1,114
Net cash provided by operating activities	7,183	4,864
Investing Activities
Purchases of property, plant and equipment	(1,113)	(411)
Proceeds from sale of assets	342	—
Cash paid for acquisition of businesses	—	(217)
Net cash used in investing activities	(771)	(628)
Financing Activities
Other financing, net	(6,075)	(6,020)
Net cash used in financing activities	(6,075)	(6,020)
Effect of exchange rate changes on cash	(12)	(12)
Net increase (decrease) in cash and cash equivalents	325	(1,796)
Cash and cash equivalents at beginning of period	$1,039	$2,626
Cash and cash equivalents at end of period	$1,364	$830

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. Reconciliation of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended March 31,
	2017	2016
Net income	$1,793	$31
Income tax expense (benefit)	(28)	125
Interest expense	418	359
Restructuring charges	—	12
Depreciation and amortization expense	2,962	3,230
Share-based compensation expense	229	489
Adjusted EBITDA	$5,374	$4,246

The Company defines non-GAAP free cash flow as Net cash provided by (used in) operating activities reduced by capital expenditures. We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since capital expenditures are a necessary component of ongoing operations. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Free cash flow:

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	7,183	4,864
Less: capital expenditures	(1,113)	(411)
Free Cash Flow	$6,070	$4,453